                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                         Petco Animal Supplies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                           PETCO ANIMAL SUPPLIES, INC.
                                 9125 REHCO ROAD
                           SAN DIEGO, CALIFORNIA 92121

                                 (858) 453-7845



                                PROXY SUPPLEMENT



                                                              September 15, 2000


To our Stockholders:


     We are sending this letter to supplement certain information in our Proxy Statement, dated August 23, 2000, relating to the special meeting of the stockholders of PETCO Animal Supplies, Inc. to be held on September 27, 2000, that we previously mailed to you. At the special meeting, you will be asked to consider and vote upon the approval and adoption of an Agreement and Plan of Merger, dated May 17, 2000, as amended, providing for the merger of BD Recapitalization Corp. into PETCO. In the merger, each issued and outstanding share of PETCO common stock will be canceled and converted automatically into the right to receive $22.00 in cash, without interest or any other payment thereon, with the following exceptions: 86,105 shares of PETCO common stock will be retained by four members of PETCO's management and additional shares will be retained by these members of PETCO's management and other PETCO employees; treasury shares and shares of PETCO common stock owned by BD Recapitalization Corp. or by any of PETCO's subsidiaries will be canceled; and shares held by dissenting stockholders will be subject to appraisal in accordance with Delaware law.

         STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THIS SUPPLEMENT CAREFULLY IN DECIDING WHETHER TO VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

         PETCO believes that the following information would be beneficial to PETCO stockholders in determining whether to vote for the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.


TERMINATION FEE


         - PETCO and BD Recapitalization Corp. have agreed to amend the merger agreement to reduce the amount of the termination fee from $11 million to $5 million. A copy of this amendment to the merger agreement is attached to this letter as Exhibit A.

         - The disclosure captioned "Termination Fee" on page 54 of the Proxy Statement and references to the termination fee on pages 8, 20, and 50 of the Proxy Statement are revised to indicate that the termination fee has been reduced to $5 million.


OPINION OF FINANCIAL ADVISOR
TO THE SPECIAL COMMITTEE


         - The disclosure captioned "Opinion Of Financial Advisor to the Special Committee" on page 24 of the Proxy Statement is supplemented to add the following disclosure:

         In arriving at its opinion, DLJ also reviewed financial and other information relating to PETCO's first quarter 2000 results that were in PETCO's press release issued on May 17, 2000;

         - The disclosure captioned "Comparable Publicly Traded Company Analysis" on pages 26-27 of the Proxy Statement is restated in its entirety to read as follows:



         COMPARABLE PUBLICLY TRADED COMPANY ANALYSIS. DLJ analyzed the market values and trading multiples of selected publicly traded retail companies that DLJ believed were reasonably comparable to PETCO. These comparable companies consisted of:

-    Barnes & Noble, Inc.                -    OfficeMax, Inc.
-    Borders Group, Inc.                 -    Pep Boys-Manny, Moe & Jack
-    CSK Auto Corp.                      -    PETsMART, Inc.
-    Discount Auto Parts, Inc.           -    Sunglass Hut International, Inc.
-    Guitar Center, Inc.                 -    The Bombay Company, Inc.
-    Linens 'n Things, Inc.              -    Trans World Entertainment Corp.
-    Michaels Stores, Inc.               -    United Stationers, Inc.
-    Musicland Stores Corp.              -    West Marine, Inc.

           In examining these comparable companies, DLJ calculated the enterprise value of each company as a multiple of its respective: (1) LTM EBITDA and projected fiscal year 2000 EBITDA and (2) LTM EBIT. The enterprise value of a company is equal to the value of its fully-diluted common equity plus debt and the liquidation value of outstanding preferred stock, if any, minus cash and the value of certain other assets, including minority interests in other entities. LTM means the last twelve-month period for which financial data for the company at issue has been reported. EBITDA means earnings before interest expense, taxes, depreciation and amortization. EBIT means earnings before interest expense and taxes. DLJ also calculated the trading price of each company's stock as a multiple of its respective LTM EPS and projected EPS for fiscal years 2000 and 2001. EPS means earnings per share, or net income per fully-diluted share. All historical data was derived from publicly available sources and all projected data was obtained from Wall Street research reports and First Call earnings estimates where available.

           These comparable companies were selected by DLJ because, in DLJ's judgment, they are primarily in the retailing business and have comparable operations to PETCO. In addition, DLJ attempted to limit the comparable companies selected to companies with enterprise values within a reasonable range comparable to PETCO. In evaluating the selected publicly traded retail companies the following information, among other information, was reviewed:


                                   SHARE   ENTERPRISE       LTM       FY 2000       LTM         LTM       FY 2000    FY 2001
                                   PRICE    VALUE          EBITDA     EBITDA       EBIT         EPS         EPS        EPS
                                  5/12/00 (MILLIONS)
-------------------------------------------------------------------------------------------------------------------------------
Barnes & Noble, Inc.              $17.50   $1,557.3          4.1x       3.9x        6.1x         12.7x       10.9x         8.9x
Borders Group, Inc.                16.31    1,386.2          5.5        4.7         8.3          13.9        11.9         10.1
CSK Auto Corp.                     13.75      998.1          5.8        5.5         7.2           8.1         5.8          4.8
Discount Auto Parts, Inc.          11.00      466.0          5.9        5.1         8.2           6.8         6.8          5.8
Guitar Center, Inc.                14.13      419.0         10.4        7.1        13.6          18.8        14.3         11.0
Linens 'n Things, Inc.             32.00    1,270.3         11.1        9.1        14.6          24.4        20.0         16.2
Michaels Stores, Inc.              43.50    1,626.5          8.9        7.3        13.1          21.6        17.9         14.8
Musicland Stores Corp.              7.06      406.3          2.8        2.8         3.8           4.3         4.4          3.9
OfficeMax, Inc.                     5.50      717.9          4.3        4.6         9.7          17.7        28.9         14.1
Pep Boys-Manny, Moe & Jack          6.56    1,114.8          5.8        5.4        11.8          11.9         9.9          9.0
PETsMART, Inc.                      2.38      500.9          3.9        3.3         5.8           7.2         5.8          4.5
Sunglass Hut International, Inc     7.13      463.6          5.8        4.9         8.8          12.3        11.1          8.9
The Bombay Company, Inc.            3.63       86.2          3.6        2.9         7.8          18.1        12.1         10.4
Trans World Entertainment Corp.    10.06      397.7          2.4        2.1         3.1           6.8         5.7          5.0
United Stationers, Inc.            35.38    1,522.7          6.9        6.6         8.0          13.8        12.4         10.8
West Marine, Inc.                   8.88      248.0          7.1        6.2        12.0          17.4        12.0          8.8

------------------------------------------------------------------------------------------------------------------------------

DLJ's analysis of the comparable companies yielded the following multiple ranges:


                                        LTM      FY 2000     LTM      LTM     FY 2000      FY 2001
                                       EBITDA     EBITDA    EBIT      EPS       EPS          EPS
                                     ---------- ---------- ------- --------- ---------- -------------
Average (1)..........................    5.8x      5.0x      8.9x    13.4x      11.2x        9.0x
Median...............................    5.8       5.0       8.3     13.2       11.5         8.9
High.................................   11.1       9.1      14.6     24.4       28.9        16.2
Low..................................    2.4       2.1       3.1      4.3        4.4         3.9

------------------

(1)  Average excludes high and low values.

     Based on an analysis of this data and PETCO's historical and projected results for comparable periods, DLJ estimated a value per share of PETCO common stock ranging from $16.00 to $18.00.

     DLJ also analyzed the trading multiples of PETCO's closest comparable, PETsMART, Inc. Based on an analysis of this data and PETCO's historical and projected results for comparable periods, DLJ estimated a value per share of PETCO, based on the trading multiples of PETsMART, Inc.'s common stock, ranging from $7.00 to $13.50.


     - The disclosure captioned "Discounted Cash Flow Analysis" on page 28 of the Proxy Statement is supplemented to add the following at the end of the paragraph:

     To determine the discount rates for PETCO, DLJ first estimated the weighted average cost of capital of PETCO at approximately 15% based on the relationship of PETCO's common stock relative to the S&P 500 index and an estimated total debt to enterprise value ratio of 25%. In DLJ's judgment, the discount rates for PETCO were increased to 16% to 18% given (1) the recent developments which DLJ believed increased the future risks of the Company, including the purchase of IAMS by Proctor & Gamble and the threat of Internet-based competition; and (2) PETsMART, Inc.'s weighted average cost of capital, which was estimated at approximately 16% (PETsMART, Inc. was considered because in DLJ's judgment it was the closest comparable to PETCO).

LITIGATION

     - The disclosure captioned "Litigation" on pages 39 and 40 of the Proxy Statement and the disclosure captioned "Litigation Related to the Merger" on page 9 of the Proxy Statement is supplemented to add the following:

     The parties to the class action lawsuits, filed during May 2000 as a result of the proposed merger, have entered into a Memorandum of Understanding with respect to a proposed settlement of such lawsuits.

     The memorandum of understanding provides for: the reduction of the termination fee set forth in Section 10.2 of the merger agreement from $11.0 million to $5 million; the mailing of this letter to PETCO's stockholders containing the additional disclosures included above; and the full release of the defendants and certain related or affiliated persons and extinguishes all claims that have been, could have been or could be asserted by or on behalf of any member of the class against the defendants which in any manner related to the allegations, facts or other matters raised in the lawsuits or which otherwise relate to the transactions contemplated by the merger agreement, including the merger. The memorandum of understanding provides for the payment of $750,000 in attorney's fees and up to $35,000 in expenses upon final approval of the settlement of the actions. The final settlement of the lawsuits, including the amount of attorneys' fees to be paid, is subject to court approval and there can be no assurance that such approval will be obtained.

     The defendants to the lawsuits have denied that they have engaged in any wrongdoing whatsoever, and have agreed to the memorandum of understanding to eliminate the burden and expense of further litigation and to permit the merger to proceed as scheduled.

     The foregoing summary of the memorandum of understanding is qualified in its entirety by the memorandum of understanding, a copy of which is attached to this letter as Exhibit B.

THE COMPANIES


     - The disclosure captioned "SUMMARY-The Companies" on page 1 of the Proxy Statement is revised to restate the disclosure with respect to BD Recapitalization Holdings LLC to read:

BD Recapitalization Holdings LLC
301 Main Street, Suite 3330
Fort Worth, Texas  76102
Telephone: (817) 871-4000

     BD Recapitalization Holdings LLC, a newly formed Delaware limited liability company, was formed solely to acquire majority ownership of PETCO. BD Recapitalization Holdings LLC is managed by Green Equity Investors III, L.P., an affiliate of Leonard Green & Partners, L.P. and TPG Partners III, L.P., an affiliate of Texas Pacific Group. Leonard Green & Partners, L.P., which we sometimes refer to as "Green," is a private merchant banking firm specializing in organizing, structuring and sponsoring going private transactions and recapitalizations of established public and private companies. Texas Pacific Group, which we sometimes refer to as "TPG," is a private firm that pursues public and private investment opportunities through a variety of methods, including leveraged buyouts, joint ventures, restructurings, bankruptcies and strategic public securities investments. BD Recapitalization Holdings LLC has not carried on any activities to date other than those activities incident to its formation and as contemplated by the merger agreement. We sometimes refer to BD Recapitalization Corp., BD Recapitalization Holdings LLC, Green Equity Investors III, L.P., TPG Partners III, L.P. and certain persons that may be considered to control these entities identified in "INFORMATION ABOUT GREEN AND TPG" on page 60, collectively, as the "Holdings Parties."


INFORMATION ABOUT GREEN AND TPG

     - The disclosure captioned "INFORMATION ABOUT GREEN AND TPG" on page 60 of the Proxy Statement is revised to restate the disclosure with respect to BD Recapitalization Holdings LLC by replacing the third paragraph with the following:

     BD Recapitalization Holdings LLC is managed by Green Equity Investors III, L.P. ("GEI III"), a Delaware limited partnership that is an affiliate of Green, and TPG Partners III, L.P. ("TPG III"), a Delaware limited partnership that is an affiliate of TPG. GEI III is a private investment fund specializing in organizing, structuring and sponsoring going private transactions and recapitalizations of established public and private companies. TPG III is a private investment fund that pursues public and private investment opportunities through a variety of methods, including leveraged buyouts, joint ventures, restructurings, bankruptcies and strategic public securities investments.

     ACTING UPON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS, CONSISTING SOLELY OF DIRECTORS WHO ARE NOT OFFICERS OR EMPLOYEES OF PETCO, AND WHO HAVE NO FINANCIAL INTEREST IN THE PROPOSED MERGER DIFFERENT FROM THE INTERESTS OF PETCO STOCKHOLDERS GENERALLY, THE BOARD OF DIRECTORS OF PETCO HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER ARE ADVISABLE, AND ARE FAIR TO, AND IN THE BEST INTERESTS OF, PETCO STOCKHOLDERS. THE BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

     Your vote is important. If you have not yet voted or if you wish to change your vote, please complete, sign and return the accompanying proxy card in the enclosed envelope as promptly as possible.

     If you have any questions about the merger or the information contained in this letter, you should contact our proxy solicitor:

                           D.F. King & Co., Inc.
                           77 Water Street, 20th Floor
                           New York, NY  10005

                           Banks and brokers call: (212) 269-5550
                           All other call toll-free: (800) 290-6429


                                                 Sincerely,


                                                 /s/ BRIAN K. DEVINE
                                                 --------------------------
                                                 Brian K. Devine
                                                 Chairman, President
                                                 and Chief Executive Officer

                                                                       EXHIBIT A


                 FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER


         This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of September 15, 2000 (this "First Amendment"), is entered into by and between PETCO Animal Supplies, Inc., a Delaware corporation (the "Company"), and BD Recapitalization Corp., a Delaware corporation ("MergerSub").


                                 R E C I T A L S


         WHEREAS, the Company and MergerSub entered into that certain Agreement and Plan of Merger, dated as of May 17, 2000 (the "Merger Agreement");

         WHEREAS, the Company and MergerSub wish to amend the Merger Agreement to reduce the Termination Fee (as defined in Section 10.2 of the Merger Agreement); and

         WHEREAS, the Special Committee (as defined in the Merger Agreement), the Board of Directors of the Company and the sole stockholder of MergerSub have each approved and adopted this First Amend ment and have approved the transactions contemplated hereby.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


         1. SECTION 10.2(a). Section 10.2(a) of the Merger Agreement is amended to reduce the Termination Fee (as defined in the Merger Agreement) from $11 million to $5 million.

         2. RELATIONSHIP TO MERGER AGREEMENT. Consistent and in accordance with Section 11.3 of the Merger Agreement, the parties hereto acknowledge that, other than as expressly provided in this First Amendment, this First Amendment shall have no effect on the rights, obligations, duties (fiduciary or otherwise) or remedies available or due under the Merger Agreement or applicable law, whether legal, equitable or otherwise.

         3. GOVERNING LAW. This First Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

         4. COUNTERPARTS. This First Amendment may be executed in one or more counterparts which, when taken together, shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed by their respective authorized officers as of the day and year first above written.



                                            PETCO ANIMAL SUPPLIES, INC.


                                            By:  /s/ James M. Myers
                                                 -------------------------------
                                                 Name:  James M. Myers
                                                 Title: Senior Vice President
                                                        and Chief Financial
                                                        Officer

                                            BD RECAPITALIZATION CORP.


                                            By:  /s/ John G. Danhakl
                                                 -------------------------------
                                                 Name:  John G. Danhakl
                                                 Title: President

                                                                       EXHIBIT B

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY


IN RE PETCO ANIMAL SUPPLIES, INC.           :
SHAREHOLDERS LITIGATION                     :   Civil Action No. 18056NC




                           MEMORANDUM OF UNDERSTANDING

         WHEREAS, on May 17, 2000, PETCO Animal Supplies, Inc. ("PETCO" or the "Company") announced the signing of a definitive merger agreement (the "Merger Agreement") with a company organized by Leonard Green & Partners, L.P. and Texas Pacific Group ("B.D. Recapitalization Corp."), whereby PETCO's stockholders will receive $22.00 per share in cash in a transaction with a total value of approximately $600 Million including assumed debt (the "Proposed Transaction");

         WHEREAS, plaintiffs subsequently filed three lawsuits in Delaware, which were consolidated under the above caption by order of the Court on June 14, 2000 (the "Consolidated Action"), alleging, among other things, that the Proposed Transaction was unfair;

         WHEREAS, a putative consolidated class action alleging substantial similar claims relating to the Proposed Transaction is also pending in the courts of the state of California relating to the Proposed Transaction (the "California Action"), on behalf of the same class of persons already certified by this Court in the Consolidated Action; and

         WHEREAS, counsel for plaintiffs have negotiated with counsel for defendants in an effort to reach a settlement of the Consolidated Action;

         NOW THEREFORE, the parties to the Consolidated Action have reached an agreement providing for the settlement of the Consolidated Action on the terms and subject to the conditions set forth below (the "Settlement"):

                           1. PETCO and BD Recapitalization Corp. have agreed to amend the Merger Agreement to reduce the amount of the termination fee from $11 million to $5 million.

                           2. The proxy materials dated August 23, 2000 shall be promptly supplemented to include certain additional disclosure which has been discussed with counsel for the plaintiffs and which shall be agreed to by counsel for all parties.

                           3. Plaintiffs may conduct such reasonable additional discovery as the parties agree is appropriate and necessary to confirm the fairness and reasonableness of the terms of this Settlement.

                           4. The parties to the Consolidated Action will attempt in good faith to agree upon and execute an appropriate Stipulation of Settlement of the Consolidated Action (the "Stipulation") and such other documentation as may be required in order to obtain final Court approval of the Settlement and the dismissal of the Consolidated Action, and such Stipulation shall be executed and submitted to the Court of Chancery for approval at the earliest practicable time. The Stipulation shall expressly provide, among other things, that:

                           a. the defendants have denied, and continue to deny, that they have committed or aided and abetted in the commission of any violation of law or engaged in any of the wrongful acts alleged in the complaints;

                           b. the defendants are entering into the Stipulation because the proposed Settlement would eliminate the burden and expense of further litigation;

                           c.       Plaintiffs' actions have caused the
                                    amendments to the Merger Agreement and the supplemental disclosures described herein; and

                           d. plaintiffs' counsel, having made a thorough investigation of the facts, believe that the proposed Settlement is fair, reasonable and adequate and in the best interests of plaintiffs and the proposed class.

                           5. The Stipulation will further provide for, among other things,

                           a. the entry of a judgment in appropriate form, dismissing the Consolidated Action with prejudice and barring, among other things, any claims known or unknown that have been, could have been, or in the future can or might be asserted in the complaint in the Consolidated Action, or in any court, tribunal or proceeding, (including but not limited to any claims arising under federal, state or common law, including the federal securities laws and any state disclosure law), by or on behalf of any member of the class, whether individual, class, derivative, representative, legal, equitable, or any other type or in any other capacity against defendants or any of their families, parent entities, associates, affiliates or subsidiaries and each and all of their respective past and present officers, directors, stockholders, principals, representatives, employees, attorneys, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, lenders, advisors or agents, heirs, executors, trustees, beneficiaries, general or limited partners or partnerships, members, personal representatives, estates, administrators, predecessors, successors and assigns (collectively, the "Released Persons") which have been or could have been asserted arising out of or relating in any manner to the allegations, facts or any other matter whatsoever set forth in or otherwise related, directly or indirectly to the complaints, the Consolidated Action, the proxy materials, any public filings or statements by defendants relating to the merger, the California Actions, or the Proposed Transaction (the "Settled Claims"); and

                           b. the delivery of releases of the Settled Claims in an appropriate form releasing any claims for violation of federal, state or common law.

                           6. It is the intention of the parties to extinguish all such Settled Claims and consistent with such intentions, the releasing parties waive their rights to the extent permitted by state law, federal law or principle of common law, which may have the effect of limiting the release set forth above.

                           7. This Memorandum of Understanding and the proposed

                                    Settlement described herein shall not be legally binding upon any party unless and until the Stipulation is executed. The Settlement described herein shall be subject to the approval of the Court of Chancery. Should a Stipulation not be executed or not be consummated in accordance with the terms described herein, the proposed Settlement shall be null and void and of no force and effect, and shall not be deemed to prejudice in any way the position of any party with respect to this litigation. In such event, neither the existence of this Memorandum of Understanding nor its contents shall be admissible in evidence or shall be referred to for any purpose in this litigation or in any other litigation or proceeding.

                           8. Upon final approval of the settlement of the Consolidated Action (including any appeals), PETCO will not oppose plaintiffs' counsel application for an allowance of $750,000 in fees and up to $35,000 in documented expenses. PETCO shall be responsible for the costs of Notice with respect to the settlement.

                           9.       Counsel for the plaintiff class has
                                    conferred with counsel
                                    for plaintiffs in the California Actions, and, upon approval of the Stipulation of Settlement by the Court of Chancery, the California Actions will be dismissed with prejudice.

                           10. This Memorandum of Understanding may be signed in counterparts.


DATED:  September 14, 2000






                                   /s/ Norman M. Monhait
                                   ----------------------------------------
                                   Norman M. Monhait, Esquire
                                   Carmella P. Keener, Esquire
                                   Rosenthal, Monhait, Gross & Goddess P.A.
                                   Mellon Bank Center
                                   Suite 1401
                                   Post Office Box 1070
                                   Wilmington, Delaware 19801
                                   Attorneys for Plaintiffs

                                   /s/ David C. McBride
                                   ----------------------------------------
                                   David C. McBride, Esquire
                                   Young, Conaway, Stargatt & Taylor, LLP
                                   Rodney Square North
                                   Post Office Box 391
                                   Wilmington, Delaware 19801
                                   Attorneys for Defendants
                                   Andrew G. Galef, James F. McCann and
                                   Peter M. Starrett





                                   /s/ Daniel A. Dreisbach
                                   ----------------------------------------
                                   Daniel A. Dreisbach, Esquire
                                   Richards, Layton & Finger
                                   One Rodney Square
                                   Post Office Box 551
                                   Wilmington, Delaware 19801
                                   Attorneys for Defendants
                                   Petco Animal Supplies, Inc., Brian K.
                                   Devine and Richard J. Lynch, Jr.

                                   /s/ Jon E. Abramczyk
                                   ----------------------------------------
                                   Jon E. Abramczyk, Esquire
                                   Morris, Nichols, Arsht & Tunnell
                                   1201 North Market Street
                                   Post Office Box 1347
                                   Wilmington, Delaware 19801
                                   Attorneys for Defendant
                                   Texas Pacific Group





                                   /s/ Edward P. Welch
                                   ----------------------------------------
                                   Edward P. Welch, Esquire
                                   Randolph Herndon, Esquire
                                   Steven Dargitz, Esquire
                                   Skadden, Arps, Slate, Meagher & Flom
                                   LLP
                                   One Rodney Square
                                   Post Office Box 636
                                   Wilmington, Delaware 19801
                                   Attorneys for Defendant
                                   Leonard Green Partners, L.P.